Exhibit 23.1

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 12, 2020 (February 1, 2021 as to the effects of the reverse stock split discussed in Note 15) relating to the financial statements of Sensei Biotherapeutics, Inc., appearing in Registration Statement No. 333-252138 on Form S-1 of Sensei Biotherapeutics, Inc.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

February 10, 2021